EXHIBIT 11.2

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarter Ended October 1, 2000 and September 26, 1999

           (Thousands of Dollars and Shares Except Per Share Data)





                                            2000                 1999
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------

Net earnings                         $ 13,832    13,832     85,170    85,170
                                      =======   =======    =======   =======

Weighted average number of shares
 Outstanding:
  Outstanding at beginning of
   period                             171,709   171,709    194,834   194,834
  Exercise of stock options
   and warrants:
    Actual                                 23        23        131       131
    Assumed                                 -       209          -     5,732
  Purchase of common stock                  -         -       (353)     (353)
                                      -------   -------    -------   -------
    Total                             171,732   171,941    194,612   200,344
                                      =======   =======    =======   =======

Per common share:
  Net earnings                       $    .08       .08        .44       .43
                                      =======   =======    =======   =======